Exhibit 4(b)(i)(B)

[
	Life Insurance Company (U.S.A.)	[Bloomfield Hills, Michigan] [1]
Administrative Office
[601 Congress Street
Boston, Massachusetts 02210]2
MASTER APPLICATION FOR GROUP ANNUITY
Application is made for group master policy form [09GRPMAST]3 to which this application shall be attached and made a part. The terms and conditions of the annuity applied for will be subject to and in accordance with the group master policy issued by John Hancock Life Insurance Company (U.S.A.).

Applicant Corporation:

Address of Corporation:

Name and Title of Corporate Officer:

Tax ID Number:

Applicant’s Signature:

Print Name:

Date:	[Witness:	][4]
156-GRPMAST-09